As filed with the Securities and Exchange Commission on December 19, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WINNEBAGO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	42-0802678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
13200 Pioneer Trail, Eden Prairie, Minnesota	55347
(Address of Principal Executive Offices)	(Zip Code)
WINNEBAGO INDUSTRIES, INC. AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN
WINNEBAGO INDUSTRIES, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)
Stacy L. Bogart
Senior Vice President, Chief Legal Officer, Corporate Secretary and Corporate Responsibility
Winnebago Industries, Inc.
13200 Pioneer Trail, Eden Prairie, Minnesota 55347
(952) 829-8600
(Name, address, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
The shareholders of Winnebago Industries, Inc. (the “Company” or the “Registrant”) approved the Winnebago Industries, Inc. Amended and Restated 2019 Omnibus Incentive Plan (as amended and restated, the “2019 Plan”) and the Winnebago Industries, Inc. Amended and Restated Employee Stock Purchase Plan (as amended and restated, the “ESPP”) on December 16, 2025 (the “Effective Date”).
This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 820,000 shares of common stock, $0.50 par value per share, of the Registrant (“Common Stock”) for issuance pursuant to the 2019 Plan and an additional 200,000 shares of Common Stock for issuance pursuant to the ESPP as of the Effective Date. These shares are in addition to the shares previously registered on Registrant’s Registration Statements on Form S-8 with respect to the 2019 Plan pursuant to Registration Statements on Form S-8 (No. 333-232220 and No. 333-276170) and the ESPP pursuant to Registration Statements on Form S-8 (No. 333-222261 and No. 333-276170).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
1.The Registrant’s Annual Report on Form 10-K for the year ended August 30, 2025, including information specifically incorporated by reference into our Annual Report from our definitive proxy statement on Schedule 14A for our 2025 Annual Meeting of Shareholders, filed with the Commission on November 4, 2025;
2.The Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 29, 2025;
3.The Registrant’s Current Report on Form 8-K filed on December 17, 2025; and
4.The description of the Registrant’s Common Stock contained in Exhibit 4a to the Registrant’s Annual Report on Form 10-K for the year ended August 30, 2022 filed with the Commission on October 19, 2022, and any amendment or report filed for the purpose of updating such description.
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.
Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information deemed to be furnished and not filed with the Commission and exhibits furnished in connection with such items, including the information we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time furnish with the Commission.

Item 4. Description of Securities.
The Company’s Common Stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.
None.

Item 6. Indemnification of Directors and Officers.
The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that the Company must indemnify a person, including an officer or director, who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (i) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (ii) that such person must have acted in good faith; (iii) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (iv) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (v) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, Subdivision 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.
The Company also maintains a director and officer insurance policy to insure its directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.
Not applicable. No securities are to be re-offered or resold pursuant to this Registration Statement.
Item 8. Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on January 5, 2022.)
4.2	Bylaws of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on August 17, 2023.)
5.1	Opinion of Faegre Drinker Biddle & Reath LLP. (Filed herewith.)
10.1	Winnebago Industries, Inc. Amended and Restated 2019 Omnibus Incentive Plan. (Incorporated by reference to Appendix A of the Company’s Proxy Statement on Definitive 14A filed on November 4, 2025.)
10.2	Winnebago Industries, Inc. Amended and Restated Employee Stock Purchase Plan. (Incorporated by reference to Appendix B of the Company’s Proxy Statement on Definitive 14A filed on November 4, 2025.)
23.1	Consent of Independent Registered Public Accounting Firm. (Filed herewith.)
23.2	Consent of Faegre Drinker Biddle & Reath LLP (Filed herewith.)
24	Power of Attorney. (Included on the Signature Page of this Registration Statement.)
107	Calculation of Filing Fee Table. (Filed herewith.)
Item 9. Undertakings.
A.The Company hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective Registration Statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on December 19, 2025.

WINNEBAGO INDUSTRIES, INC.
By:	/s/ Stacy L. Bogart
Stacy L. Bogart
Senior Vice President – Chief Legal Officer, Corporate Secretary and Corporate Responsibility
SIGNATURES AND POWER OF ATTORNEY
The undersigned director and/or officer of Winnebago Industries, Inc., a Minnesota corporation (the “Company”), does hereby make, constitute and appoint Michael J. Happe, Bryan L. Hughes and Stacy L. Bogart, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for the undersigned and in his or her name, place and stead, to sign and affix the undersigned’s name as director and/or officer of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments (including post-effective amendments) thereto, to be filed by the Company with the Securities and Exchange Commission (the “SEC”), in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock or other securities proposed to be issued or sold by the Company pursuant to the Winnebago Industries, Inc. Amended and Restated 2019 Omnibus Incentive Plan and the Winnebago Industries, Inc. Amended and Restated Employee Stock Purchase Plan and to file the same with the SEC, granting unto these attorneys-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 19, 2025.

SIGNATURE	TITLE
/s/ Michael J. Happe	Chief Executive Officer, President and Director
Michael J. Happe	(Principal Executive Officer)
/s/ Bryan L. Hughes	Chief Financial Officer and Senior Vice President
Bryan L. Hughes	(Principal Financial and Accounting Officer)
/s/ Sara E. Armbruster	Director
Sara E. Armbruster
/s/ Christopher J. Braun	Director
Christopher J. Braun
/s/ Kevin E. Bryant	Director
Kevin E. Bryant
/s/ William C. Fisher	Director
William C. Fisher
/s/ Staci L. Kroon	Director
Staci L. Kroon
/s/ David W. Miles	Director
David W. Miles
/s/ John M. Murabito	Director
John M. Murabito
/s/ Michael E. Pack	Director
Michael E. Pack